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ANNUAL STATEMENT OF COMPLIANCE

Pooling and Servicing Agreement dated August 1, 2007 (the “Pooling and Servicing Agreement”) by and among Merrill Lynch Mortgage Investors, Inc., as Depositor, Keycorp Real Estate Capital Markets, Inc., as Master Servicer No. 1, Wells Fargo Bank, National Association as Master Servicer No. 2, U.S. Bank National Association as successor to LaSalle Bank National Association as Trustee, Bank of America, National Association, as successor by merger to LaSalle Bank National Association as Custodian, Midland Loan Services, Inc., as Special Servicer and LNR Partners, Inc., as Special Servicer for the Farallon Portfolio Loan Combination

ML-CFC 2007-8

I, Susan K. Chapman, a Vice President of LNR Partners, Inc. as Special Servicer under the Pooling and Servicing Agreement, on behalf of the Special Servicer and not in my individual capacity, hereby certify that:

1.
I have reviewed the activities performed by the Special Servicer under the Pooling and Servicing Agreement during the period ending the end of the fiscal year 2008 (the "Reporting Period") and the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and

2.
To the best of my knowledge, based on such review using the Applicable Servicing Criteria, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

  LNR PARTNERS, INC.

By: /s/ Susan K. Chapman
      Susan K. Chapman
      Vice President

1601 Washington Avenue ▪ Suite 700 ▪ Miami Beach, Florida 33139
Telephone: (305) 695-5600 ▪ Fax: (305) 695-5601